UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to SECTION 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2010
ASSOCIATED MATERIALS, LLC.
(Exact name of registrant as specified in its charter)

Delaware	000-24956	75-1872487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 State Road, Cuyahoga Falls, Ohio	44223
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 929-1811
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
SIGNATURE

Item 7.01 Regulation FD Disclosure.
     This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the proposed offering of the Notes, the acquisition and the financing thereof. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in the filings with the Securities and Exchange Commission (the “SEC”) of Associated Materials, LLC (the “Reporting Entity”). Any forward-looking statements speak only as of the date of this report and, except to the extent required by applicable securities laws, the Reporting Entity expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Reporting Entity does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.
     As provided in General Instruction B.2 of Form 8-K, the information contained in this Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), except as shall be expressly set forth by specific reference in such a filing. In furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.
(a) Associated Materials, LLC announced that Carey Acquisition Corp. and its subsidiary intend to offer $730 million in aggregate principal amount of senior secured notes due 2017 (the “Notes”) in a private placement, subject to market and other conditions. The net proceeds from the offering of the Notes will be used, in part, to finance the previously announced acquisition of the parent company of Associated Materials, LLC by affiliates of Hellman & Friedman, LLC, and the offering of the Notes is conditioned upon the contemporaneous closing of the acquisition. Upon completion of the offering and the acquisition, the Notes will become obligations of Associated Materials, LLC. The Notes will be guaranteed by all of the direct and indirect domestic subsidiaries of Associated Materials, LLC that guarantee the new senior secured asset-based revolving credit facility that is expected to entered into in connection with the acquisition.
          This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been and will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
(b) The Company is furnishing the following information regarding its business:
          Unless the context otherwise requires, in this Current Report on Form 8-K, “we,” “our” and “us” refer to AMH Holdings II, Inc. and its subsidiaries, which are being acquired pursuant to the acquisition transactions described below, and references to the “issuers” are collective references to (1) Carey Acquisition Corp., as a co-issuer of the Notes, and Carey New Finance, Inc., as a co-issuer of the Notes, prior to the mergers in connection with such acquisition transactions, and (2) Associated Materials, LLC, as the surviving company, as a co-issuer of the Notes, and Carey New Finance, Inc., as a co-issuer of the Notes, following such mergers. In addition, unless otherwise noted, references to “EBITDA” and “Adjusted EBITDA” have the meanings set forth under “Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data.” Unless the context otherwise requires, references to “the notes” are to the Notes. Financial information identified in this Current Report on Form 8-K as “pro forma” gives effect to the closing of the acquisition transactions described in this Current Report on Form 8-K.
          The pro forma financial information included in this Current Report on Form 8-K does not reflect up to $5.0 million principal amount of temporary loans to be made to Carey Acquisition Corp. by funds affiliated with or designated by Hellman & Friedman LLC at the closing of the acquisition transactions to fund excess amounts required to be deposited with a trustee in connection with the redemption of a portion of our outstanding debt. Such temporary loans are expected to be repaid shortly after such closing once such deposit is released.
Our Company
          We are a leading, vertically integrated manufacturer and distributor of exterior residential building products in the United States and Canada. We produce a comprehensive offering of exterior building products, including vinyl windows, vinyl siding, aluminum trim coil and aluminum and steel siding and accessories, which we produce at our 11 manufacturing facilities. We also sell complementary products that are manufactured by third parties, such as roofing materials, insulation, exterior doors, vinyl siding in a shake and scallop design and installation equipment and tools. We distribute these products primarily to professional contractors through our extensive dual-distribution network. Our dual-distribution network consists of 119 company-operated supply centers, through which we sell directly to our contractor customers, and our direct sales channel, through which we sell to approximately 250 independent distributors and dealers, who then sell to their customers. Vinyl windows, vinyl siding, metal products and third-party manufactured products comprised approximately 37%, 20%, 16% and 20%, respectively, of our net sales for the twelve months ended July 3, 2010. For the twelve months ended July 3, 2010, our pro forma net sales were $1,131.4 million, and our pro forma Adjusted EBITDA was $143.8 million. See “—Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data” for our calculation of Adjusted EBITDA.
          Our supply centers provide “one-stop” shopping to our contractor customers by carrying the products, accessories and tools necessary to complete their projects. In addition, our supply centers augment the customer experience by offering product support and enhanced customer service from the point of sale to installation and warranty service. The products we distribute are generally marketed under our brand names, such as Alside®, Revere® and Gentek®, and are ultimately sold on a wholesale basis to approximately 50,000 professional exterior contractors (who we refer to as our contractor customers) engaged in home remodeling and new home construction. During the twelve months ended July 3, 2010, 71.7% of our net sales were generated through our network of supply centers.
          We also distribute products through our direct sales channel, which consists of approximately 250 independent distributors and dealers. We utilize our manufacturing and marketing capabilities to drive growth with distributors and dealers in both markets where we have existing supply centers as well as new markets where we may not have a supply center presence. Our distributor and dealer customers in this channel are carefully selected based on their ability to drive sales of our products, deliver high customer service levels and meet other performance factors. This sales channel also allows us to service larger customers with a broader geographic scope, which drives additional volume. In addition, we utilize our vertical integration in this channel by selling and shipping our products directly to our contractor customers in many cases. For the twelve months ended July 3, 2010, we generated 28.3% of our net sales from this channel.
          We believe that the strength of our products and distribution network has resulted in strong brand loyalty and long-standing relationships with our contractor customers and enabled us to develop and maintain a leading position in the markets that we serve. In addition, our focus is primarily on the residential repair and remodeling market, which we believe has been less cyclical than the residential new construction market. We estimate that, during the twelve months ended July 3, 2010, approximately 70% of our net sales were generated in the residential repair and remodeling market and approximately 30% of our net sales were generated in the residential new construction market. While our business has been negatively impacted by the weakness in the residential construction market, our net sales and income from operations performance have benefited from our market share gains, operating improvements and strong exposure to the repair and remodeling markets. As compared to the fiscal year ended December 29, 2007, for the twelve months ended July 3, 2010, our net sales declined 6.0%, and our income from operations increased 10.8%.
Our Competitive Strengths
          We believe we are well-positioned in our industry, and we expect to utilize our strengths to continue to capture market share from our competitors. Our key competitive strengths include:
Dual-Distribution Network
          We have developed a distribution strategy that successfully combines a network of company-operated supply centers with a complementary network of independent distributors and dealers.
•	Company-Operated Supply Centers. We believe that our U.S. and Canadian supply center network offers a superior distribution channel compared to our competitors who rely principally on local third-party distributors and dealers who carry an assortment of brands and may not focus on any particular brand. We believe that distributing our products through our network of 119 company-operated supply centers enables us to: (1) build direct long-standing customer relationships; (2) maintain control of the customer value proposition (i.e., product availability and quality, “one-stop” shopping, sales support and service) through integrated logistics between our manufacturing and distribution facilities; (3) monitor developments in local customer preferences; (4) bring new products to market quickly, shortening customary product development cycles; and (5) target our marketing efforts.

•	Direct Sales Channel. We believe that our strength in selling to independent distributors and dealers provides us with exceptional operational flexibility because it allows us to penetrate key markets and expand our geographic reach without deploying the necessary capital to establish a company-operated supply center. This reach also allows us to service larger customers with a broader geographic scope, which we believe results in additional sales. In addition, we utilize our vertical integration in this channel by selling and shipping directly to our contractor customers in many cases, as evidenced by our approximately 1,000 ship-to locations, which we believe enhances our value proposition to both the distributors and dealers as well as the contractor customer.
Comprehensive Product Offering
          We believe that our comprehensive product offering is a key competitive advantage relative to competitors who focus on a limited number of products. We manufacture a diverse mix of vinyl windows, vinyl siding, aluminum trim coil and aluminum and steel siding and accessories, as well as vinyl fencing and railing products. Furthermore, we offer broad product lines, ranging from entry-level economy products through premium products. This extensive product offering that we carry in our supply centers serves the needs of our contractor customers, who often install more than one product type and prefer to purchase multiple products from a single source. In addition, we realize important economies of scale in sales and marketing by deploying multiple, integrated product programs on a national, regional and local level. We utilize our supply center distribution base to sell complementary products to our core windows and siding product offerings, such as roofing products. In total, we sell more than 2,000 products consisting of products manufactured by us as well as products manufactured by third parties. We also offer full-service product installation services for our vinyl siding and vinyl window products.
Strong Brands
          We believe our brands are synonymous with quality and durability in the residential building products industry and that they are a distinguishing factor for our customers. For example, our Alside Excalibur® vinyl window was named the Consumer Digest® Best Buy for replacement windows in the 2007, 2008 and 2009 issues of Consumer Digest® magazine. Additionally, many of our window product lines have earned the Energy Star® rating and meet or exceed the requirements for the energy efficiency home improvement tax credit established by the federal government.
          We sell our high-quality products under several brand names, including Alside®, Revere®, Gentek®, UltraGuard®, Preservation® and Alpine Windows™. This portfolio of brands allows us to offer different brands to contractors within a local market, which in turn allows local contractors to differentiate themselves to the end consumer.
Deep Customer Relationships
          We believe that we are a deeply integrated partner to our customers. In order to most effectively and efficiently sell residential exterior products and installation services to the end consumer, contractors typically establish relationships and work with a very limited number of manufacturers and distributors, simplifying their sales pitch and expediting the sales process. Through our marketing support, sales training and fulfillment services, we believe we are a critical part of this sales process and, more broadly, our customers’ business and work flow. We believe that this integration has led to long-standing customer relationships and that the customers who we serve do a high percentage of their business, or maintain a high “share of wallet,” with us. For example, over the past three years, we have retained more than 98% of our independent distributor and dealer customers that have over $50,000 of annual sales with us, and we believe that we experience very high levels of customer retention through our supply centers as well. Our average length of customer relationship through our U.S. supply centers for customers that have over $250,000 of annual sales with us is 11 years. Based on conversations with our top five windows customers, we believe we represent over 95% of their windows purchases, and we are contractually the exclusive provider of windows to our top window customer. Based on similar conversations, we believe we represent over 85% of our top five siding customers’ siding purchases. We believe that, for the remainder of our customers, we represent a significant portion of their vinyl windows and vinyl siding purchases as well. The strength of our customer relationships not only provides us with increased financial stability, but also allows us to gain further insight into changing preferences in the market.
Low-Cost, Vertically Integrated Operations
          We believe that we are a low-cost manufacturer due to our vertically integrated operations, strong operational expertise, advanced business systems and economies of scale. With a focus on continuously improving cost, delivery and quality, we are able to maintain these low costs, and our facilities consistently maintain order-to-delivery times that we believe are highly competitive and are consistent across both our premium and standard product offerings. We believe that within our window operations, our ability to produce vinyl extrusions, together with our high-speed welding and cleaning equipment, provides us with cost and quality advantages over other vinyl window manufacturers.

Furthermore, our 11 manufacturing plants give us a scale that we believe contributes to a cost competitive presence in many U.S. and Canadian markets. We measure our manufacturing success by reviewing operating metrics compared to historical performance, improvement goals and available industry standards.
Demonstrated Ability to Capture Cost Savings
          Our management team has implemented numerous cost saving initiatives that have resulted in margin expansion, despite pressures from high raw material costs and volume constraints. For example, we have initiated significant cost savings through favorable centralized purchasing contracts, “lean” manufacturing productivity programs, labor efficiencies and scrap reduction. We expect to continue these cost saving initiatives in the future and expect that such initiatives will continue to beneficially impact our results. We believe our operating margins have improved because of these efforts.
Diversified Operations
          Among exterior residential building product companies, we believe we have one of the broadest manufacturing and distribution footprints in North America. We sell our products into substantially all regions of the United States and Canada, either through company-operated supply centers or through independent distributors and dealers. Our geographically diverse presence in the United States and Canada minimizes our sales concentrations from any particular region and positions us better than many of our regionally focused competitors. In addition, our customer base remains diversified as well. We have approximately 50,000 contractor customers and approximately 250 independent distributor and dealer customers. Our top 10 customers represented only 21.8% of our net sales for the twelve months ended July 3, 2010.
Attractive Financial Model
          Our earnings, combined with our modest capital expenditures, result in the generation of significant cash flow from operations and attractive returns on capital. In addition, as a result of the acquisition transactions, we anticipate that we will benefit from significant tax deductions, the majority of which we expect to be carried forward to reduce future taxable income and future tax payments.
Highly Experienced Management Team
          We have a highly experienced management team with a successful track record of profitable growth and proactive management in cyclical markets. Our senior leadership has on average over 17 years of industry experience and is complemented by an operating team with extensive industry experience and a demonstrated ability to reduce costs, improve operational efficiencies, successfully introduce new products and utilize our strong brands and distribution network in order to both maintain long-standing relationships with customers and attract new customers.
Our Business Strategy
          We seek to distinguish ourselves from other suppliers of residential building products and to profitably grow our business through a business strategy focused on the following:
Increasing Sales at Existing Supply Centers

          We plan to increase sales at each of our supply centers by continuing to:
•	enhance our vinyl window and siding product offerings and expand third party products to offer a comprehensive package to appeal to a broad range of market segments;

•	utilize our highly trained sales force to maximize opportunities with existing customers and identify and capture new customers;

•	invest in incremental sales resources and equipment to enhance local coverage of exterior contractors;

•	respond to local market dynamics to capitalize on opportunities;

•	focus on growth in installation services; and

•	increase our roofing product offering at our supply centers (e.g., in 2008, we offered roofing products in 29 supply centers, and we currently offer roofing products in 57 supply centers).
Expanding Supply Center Network
          We intend to continue to selectively expand our distribution network by opening supply centers in new markets based on key selection criteria determined through market data studies and that meet target investment returns. We also expect to continue to open additional supply centers in markets where we already have a presence, which we believe will allow us to gain additional market share in attractive markets.
Strengthening Independent Distribution and Direct Channels
          We intend to increase our market share by further developing our network of approximately 250 independent distributors and dealers, expanding our product offerings with existing customers and using targeted marketing materials. For example, we intend to continue expanding our private label program to our independent distributor and dealer customers and our contractor customers, therefore enhancing their respective product offerings with their own brand.
Continuing to Develop Innovative Products
          We plan to capitalize on our vinyl window and siding manufacturing expertise by continuing to develop and introduce innovative new products that offer performance, cost and other advantages. We believe that our strong vertically integrated distribution model and customer relationships provide us with valuable insights into the latest consumer preferences and product attributes that appeal to contractors, and that these relationships allow us to quickly develop and introduce new products that appeal to the needs of our customers and end consumers.
Continuing to Focus on Increasing Distribution of Third-Party Manufactured Products
          We expect to continue to focus on maximizing incremental revenue and margin opportunities from third-party manufactured products. As part of this strategy, we plan to identify additional products to sell through our supply centers to better serve our contractor customers. We believe this strategy will result in increased profitability as we better leverage supply center costs with minimal additional investment. In addition, we intend to leverage our purchasing power by continuing to centralize the purchasing decisions for high-volume distributed products.

Driving Operational Excellence
          We expect to continue to capitalize on opportunities to reduce costs, increase customer service levels and reduce lead times. We will continue to establish detailed operational performance goals as a method to set improvement targets and to track progress toward goals, which we believe ultimately translates into more efficient operations and lower costs.
Our Industry
          We operate in the North American exterior building products industry. We believe we are one of the largest companies focused exclusively on the exterior building products industry in North America. In 2009, the market for exterior building products in the United States and Canada was, according to estimates in a Gotham Consulting Partners study commissioned by us (the “Gotham study”), $56 billion (a $45 billion market in the United States and an $11 billion market in Canada). Core products in this industry consist primarily of windows, siding and roofing, which, according to the Gotham study, collectively comprised 67% of the U.S. and Canadian exterior building products industry in 2009. Vinyl, as a material, comprised 64% of the windows market and 42% of the siding market by units in 2009, according to Ducker Worldwide. With our focus on vinyl products, we believe we are well-positioned in the industry.
          According to the Gotham study, in 2009, we had approximately 15% and 5% share of the vinyl window market in the United States and Canada, respectively, and 14% and 22% share of the vinyl siding market in the United States and Canada, respectively. We believe we are one of the largest manufacturers in the vinyl windows and vinyl siding markets in the United States and Canada.
Customer Fragmentation
          In the North American exterior building products market, products are primarily sold through a two-tier distribution network: manufacturers sell to independent supply centers and independent supply centers then sell to contractors, who ultimately purchase the products on behalf of the end consumer. Relative to manufacturing, distribution of exterior building products is much more fragmented. In addition, the base of independent contractors is also highly fragmented. We have relationships with over 50,000 contractor customers and, based on our market share estimates, we believe that the overall contractor market is significantly larger. We have established our dual-distribution network to serve contractors both directly through our supply centers and indirectly through our approximately 250 independent distributors and dealers.
          We believe contractors align themselves with a particular brand or manufacturer’s suite of brands in order to more effectively sell and service their clients according to local market dynamics. Similarly, we believe independent distributors choose to narrow the product set that they offer within each product category. We believe that these contractor and distributor dynamics create unique local market environments, making it critical for companies in this industry to have deep insight into customer preferences and product breadth.
Opportunity for Growth
Impact of Macroeconomic Drivers/Overall Contraction of the U.S. Economy
          Since 2006, according to the National Association of Realtors, sales of existing single-family homes have decreased from recent historic levels, the inventory of homes available for sale has increased, and in many areas, home values have declined significantly. According to the U.S. Census Bureau, annualized, seasonally-adjusted single-family new housing starts were 438,000 in August 2010 (near their lowest monthly level in the last 50 years), and existing single-family home sales were 3.62 million in

August 2010 (near their lowest level in the last 15 years), according to the National Association of Realtors. The U.S. economy continues to face uncertainty and has experienced significant contraction since the beginning of 2008. Unemployment rates remain near 10%, negatively impacting consumer confidence and causing consumers to look to save a greater percentage of their income. As such, disposable income and, specifically, money available for repair and remodeling expenditures has declined.
Impact on Volumes
          As a result of the downward trend in the housing market and overall economic conditions, sales of windows and siding have been negatively impacted. According to Ducker Worldwide, the overall market volumes of windows and siding declined 43% and 48%, respectively, from 2006 to 2009. Sales volume due to repair and remodeling has been less cyclical historically; the repair and remodeling market volumes for windows and siding declined 21% and 27%, respectively, from 2006 to 2009. We believe our focus on the repair and remodeling end market has led to relative stability in our revenue base. Our volume of windows and siding sold has declined 7% and 40%, respectively, from 2006 to 2009. In 2010, we have seen some level of stabilization, as our windows and siding sales volumes have grown 15% and 13%, respectively, for the six months ended July 3, 2010 as compared to the comparable period in 2009.
Long-Term Drivers of Growth
          We believe the long-term demand for exterior building products, specifically windows and siding, will continue to be driven by:
•	Aging of the Housing Stock. The median estimated home age increased from 23 years in 1985 to 35 years in 2009, and more than 62% of the current housing stock was built prior to 1980, according to the American Housing Survey by the U.S. Census and the U.S. Department of Housing and Urban Development. We believe the aging housing stock trend will continue to drive demand for residential repair and remodeling projects.

•	Long-Term Demand for New Construction. We believe that household formation is an important driver of both new housing starts and repair and remodel spending. We expect that a combination of population growth and “teardowns” of existing homes will necessitate continued construction of new homes at rates in excess of the low levels we are currently experiencing. On a historical basis, seasonally-adjusted total housing starts have averaged 1.53 million since 1970 according to the U.S. Census Bureau. The foregoing household formation projections suggest that total housing starts will return to levels closer to long-term historical averages than recent levels.

•	Energy Efficiency. There is favorable demand for energy efficient building products given measurable payback periods and strong environmentally focused trends. For example, a National Association of Home Builder’s Consumer Preferences Survey found that home buyers were willing to make an average upfront investment of nearly $9,000 to save $1,000 annually in utility costs, which implies a nine-year payback period. We expect that this increased demand for energy efficient—or “green”—building products will benefit companies like ours with products that meet energy efficiency standards. Additionally, many of our window product lines have earned the Energy Star® rating and meet or exceed the requirements for the energy efficiency home improvement tax credit established by the federal government.

•	Advantages of Vinyl Products. We believe vinyl siding and vinyl windows possess preferred product attributes compared to other types of exterior windows and siding products. Vinyl has greater durability, requires less maintenance, and provides greater energy efficiency than many competing window and siding products. In addition, we believe vinyl products have a material price advantage over other product types. Vinyl has become an increasingly popular material in both the windows and siding markets. Vinyl windows grew from 59% of the total U.S. window market in 2006 to 64% in 2009, and vinyl siding grew from 40% of the total U.S. siding market in 2006 to 42% in 2009, according to Ducker Worldwide. We believe the advantages of vinyl will continue to drive further penetration.
Growth Forecast
          While the exterior building products industry has trended down since 2006 across the industry, certain recent industry forecasts and market data suggest a more favorable environment going forward.
•	Repair and Remodeling Expenditure. According to Ducker Worldwide, U.S. total improvement expenditures reached lows of $115.8 billion in 2009, but are projected to grow to $151.0 billion in 2013, a 6.9% compound annual growth rate. According to the Joint Center for Housing Studies of Harvard University (“JCHS”), remodeling spending is expected to increase on an annual basis by the end of the year; year-over-year growth in the Leading Indicator of Remodeling Activity (LIRA) is projected to be 5.0% in the fourth quarter of 2010 and 12.4% in the first quarter of 2011.

•	Single Family Existing Home Sales. According to the National Association of Home Builders, annualized, seasonally-adjusted existing single-family home sales reached lows of 4.57 million in 2009, but are projected to grow to 6.01 million in 2012, a 9.6% compound annual growth rate.

•	Single Family Housing Starts. An average of leading housing start forecasts (National Association of Home Builders, National Association of Realtors® and Mortgage Bankers Association) suggests single-family housing starts will grow from 441,000 in 2009 to 932,000 in 2012, a 28.3% compound annual growth rate. A JCHS study projects that 11.8 million to 13.8 million households will be formed from 2010 through 2020.
          We believe a stabilization of the housing environment and growth in exterior building products, or windows and siding, specifically, will benefit our business as we are well-positioned to generate growth and capture market share in our industry.
The Acquisition Transactions
          On September 8, 2010, Carey Acquisition Corp., which we refer to as Merger Sub, AMH Holdings II, Inc., which we refer to as AMH II, Carey Intermediate Holdings Corp., which is the direct parent of Merger Sub and which we refer to as Holdings, and Carey Investment Holdings Corp., which is the direct parent of Holdings and which we refer to as Parent, entered into a merger agreement, pursuant to which Merger Sub will merge with and into AMH II (the “Acquisition Merger”), subject to the terms and conditions in the merger agreement. Immediately following consummation of the Acquisition Merger, the following additional mergers will occur, which we refer to in this Current Report on Form 8-K collectively as the “Downstream Mergers”:

•	Associated Materials Holdings, LLC, which currently is an indirect subsidiary of AMH II, will merge with and into AMH Holdings, LLC, which currently is a direct subsidiary of AMH II, with AMH Holdings, LLC surviving such merger;

•	AMH Holdings, LLC will merge with and into AMH II, with AMH II surviving such merger; and

•	AMH II will merge with and into Associated Materials, LLC, which currently is an indirect subsidiary of AMH II, with Associated Materials, LLC surviving such merger as a wholly owned direct subsidiary of Holdings.
          In this Current Report on Form 8-K, we refer to the Acquisition Merger and the Downstream Mergers together as the “Mergers.”
          Immediately prior to the effective time of the Acquisition Merger, all outstanding shares of AMH II preferred stock will be converted into shares of AMH II common stock. At the effective time of the Acquisition Merger, each share of AMH II common stock issued and outstanding immediately prior to the effective time of the Acquisition Merger (other than shares held as treasury shares by AMH II, owned by Merger Sub, Holdings or Parent or held by AMH II stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the per share merger consideration in cash. In addition, all warrants and vested in-the-money options will be cancelled and the holders will receive a cancellation payment equal to the number of shares of common stock subject to such warrant or option multiplied by the excess of the per share merger consideration over the applicable exercise price for such warrant or option. The aggregate merger consideration for the Acquisition Merger is $600.0 million, plus (1) the aggregate exercise price of vested options with a per share exercise price less than the per share merger consideration outstanding immediately before the Acquisition Merger, plus (2) the aggregate exercise price of the warrants outstanding immediately before the Acquisition Merger, minus (3) the aggregate amount of transaction-related bonuses paid to employees of AMH II and its subsidiaries in connection with the Acquisition Merger, minus (4) the aggregate amount of transaction-related fees payable to affiliates of Harvest Partners and Investcorp, S.A. in connection with the Acquisition Merger, minus (5) the amount (if any) by which the aggregate transaction expenses of AMH II and its subsidiaries incurred in connection with the Acquisition Merger exceed $21.6 million.
          Consummation of the Acquisition Merger is subject to a number of conditions, including the absence of any material adverse effect on AMH II and its subsidiaries, taken as a whole, and certain regulatory approvals. This offering is conditioned upon, and is expected to occur substantially simultaneously with, the Acquisition Merger and the related financing transactions described below. The Downstream Mergers will occur immediately after the effective time of the Acquisition Merger.
          In connection with the Acquisition Merger, the existing ABL facilities of Associated Materials, LLC will be terminated and all outstanding borrowings prepaid. Also in connection with the Acquisition Merger, notices of redemption will be delivered with respect to AMH II’s 20% Senior Notes due 2014, AMH Holdings, LLC’s 11.25% Senior Discount Notes due 2014 and Associated Materials, LLC’s 9.875% Senior Secured Second Lien Notes due 2016 (collectively, the “existing notes”), which will result in the discharge of the indentures for the existing notes and the release of the liens on the assets of Associated Materials, LLC and its subsidiaries that secure the 9.875% Senior Secured Second Lien Notes due 2016. The necessary funding for the redemption of the existing notes will be deposited at the effective time of the Acquisition Merger, and the redemption dates for the existing notes are expected to occur 30 days after the closing date of the Mergers.

          Certain members of our senior management have agreed to make equity investments in Parent in connection with the completion of the Mergers. In this Current Report on Form 8-K, we refer to those members of senior management as the “management participants.” We currently expect that the aggregate equity investments by the management participants will be approximately $8.5 million. Also in connection with the completion of the Mergers, investment funds affiliated with or designated by Hellman & Friedman LLC are expected to invest approximately $593.0 million in equity securities of Parent. These investment funds are referred to in this Current Report on Form 8-K as the “Hellman & Friedman investors.”
          Assuming a closing of the acquisition transactions occurred on July 3, 2010, we would have expected to finance the Acquisition Merger, the prepayment and redemption of existing debt of AMH II and its subsidiaries and the payment of related fees and expenses with (1) approximately $70.0 million of borrowings under our new $225.0 million ABL facilities, (2) the issuance of the Notes, (3) approximately $601.5 million of equity investments from the Hellman & Friedman investors and the management participants, as described above, (4) approximately $2.0 million relating to the exercise price of certain vested options and warrants and (5) approximately $22.2 million of cash and cash equivalents on the balance sheet of AMH II and its subsidiaries. At the actual time of closing, any cash and cash equivalents on the balance sheet of AMH II and its subsidiaries, may be used by the Hellman & Friedman investors to reduce their equity investment. Similarly, to the extent the aggregate amount of principal and accrued interest of the outstanding debt of AMH II and its subsidiaries is lower at the actual time of closing than at July 3, 2010, that also may reduce the amount of the equity investment by the Hellman & Friedman investors.
          The offering of the Notes, the initial borrowings under our new ABL facilities, the equity investments by the Hellman & Friedman investors and the management participants, the Mergers, the prepayment and redemption of the existing debt of AMH II and its subsidiaries and the other related transactions are collectively referred to in this Current Report on Form 8-K as the “acquisition transactions.”
Corporate Structure
          The following chart illustrates Associated Materials, LLC’s direct and indirect parent companies, subsidiaries and debt capitalization immediately after giving effect to the acquisition transactions:

*	Holdings will be a guarantor of our new ABL facilities.

**	Carey Acquisition Corp. will ultimately be merged into Associated Materials, LLC in connection with the acquisitions transactions.

***	Gentek Holdings, LLC will be a guarantor of the notes and our new ABL facilities, and Gentek Building Products, Inc. will also be a guarantor of the notes and will be the borrower under the U.S. portion of our new ABL facilities.

****	Associated Materials, LLC and Carey New Finance, Inc. will be co-issuers of the notes.

*****	The non-guarantor subsidiaries will be borrowers or guarantors under the Canadian portion of our $225.0 million new ABL facilities, which are comprised of a $150.0 million U.S. facility and a $75.0 million Canadian facility. None of these entities is a guarantor of the notes or of the $150.0 million U.S. facility. In addition, Associated Materials Finance, Inc. will not be a guarantor of the notes or our new ABL facilities, as it will be an “immaterial subsidiary” under the indenture governing the notes and our new ABL facilities.
          As of July 3, 2010, Associated Materials, LLC and the subsidiary guarantors accounted for approximately 81% of our total assets, excluding intercompany items. For the twelve months ended July 3, 2010, Associated Materials, LLC and the subsidiary guarantors accounted for approximately 77% of net sales, excluding intercompany items.
Recent Developments
          Based on preliminary data we have received as of the date of this offering memorandum, we estimate that our net sales will be in the range of approximately $328 million to $334 million for our third fiscal quarter of 2010, as compared to $324.8 million for the corresponding period in 2009, while we estimate our gross profit will be in the range of $91 million to $95 million for our third fiscal quarter of 2010, as compared to $97.8 million for the corresponding period in 2009. These results would correspond to net sales of approximately $861 million to $867 million for the nine months ended October 2, 2010, as compared with $772.1 million for the corresponding period in 2009, and gross profit of approximately $231 million to $235 million for the nine months ended October 2, 2010, as compared with $206.0 million for the corresponding period in 2009.
          We anticipate that the lower gross profit for our third fiscal quarter of 2010 is primarily a result of less favorable pricing of purchases of raw materials that were consumed during the quarter relative to the corresponding period in 2009.
          We do not believe that we experienced the same favorable raw material pricing in our fourth fiscal quarter of 2009 as we experienced in our third fiscal quarter of 2009 and, as such, expect that our raw material pricing during our fourth fiscal quarter of 2010 will be comparable to that of the corresponding period in 2009.
          As our third and fourth fiscal quarters of 2010 have not yet been completed, and given the inherent nature of our business, which tends to recognize a significant portion of our sales toward the end of a reporting period, as well as the continuing uncertain market environment, this information is preliminary. Accordingly, it is very possible that our actual results for the 2010 third and fourth quarters may vary from the forward-looking information contained above.

Sources and Uses
The following table illustrates the estimated sources and uses of funds relating to the acquisition transactions, as if the acquisition transactions occurred on July 3, 2010. The expected estimated sources and uses of the funds for the acquisition transactions are based on AMH II shares, options, warrants and existing debt outstanding and cash and cash equivalents of AMH II and its subsidiaries, in each case, as of July 3, 2010, and are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors, including differences from our estimate of fees and expenses, differences between the cash and cash equivalents balance at July 3, 2010 and at the closing of the acquisition transactions, the amount of debt and accrued interest outstanding as of such closing, timing of the consummation of the acquisition transactions and any changes made to the sources of the contemplated debt financing.

Sources		Uses
(in millions)

ABL facilities (1)	$70.0	Merger consideration (5)	$582.8
Notes	730.0	Repayment of outstanding debt (6)	756.6
Cash and cash equivalents (2)	22.2	Estimated fees and expenses (7)	86.2
Exercise price of vested options and warrants (3)	2.0
Equity contribution (4)	601.5

Total sources of funds	$1,425.7	Total uses of funds	$1,425.7

(1)	In connection with the acquisition transactions, we expect to enter into new ABL facilities, which will consist of $225.0 million five-year asset based revolving credit facilities comprised of a $150.0 million U.S. sub-facility and a $75.0 million Canadian sub-facility. We expect to borrow $70.0 million under these new ABL facilities in connection with the acquisition transactions.

(2)	As of July 3, 2010, we had $32.2 million of cash and cash equivalents, without giving effect to the acquisition transactions. As of July 3, 2010, on a pro forma basis, we would have had $10.0 million of cash and cash equivalents after giving effect to the acquisition transactions. We expect that at the time of closing our cash and cash equivalents will be greater than $32.2 million. At the actual time of closing, any cash and cash equivalents on the balance sheet of AMH II and its subsidiaries may be used by the Hellman & Friedman investors to reduce their equity investment.

(3)	Represents the aggregate exercise price of vested options and warrants described in clauses (a) and (b) of footnote (5) below.

(4)	Represents an aggregate of $593.0 million in cash to be invested in equity securities of Parent by the Hellman & Friedman investors and approximately $8.5 million of equity investments in the surviving corporation made by the management participants on an after-tax basis.

(5)	Reflects our estimate of the merger consideration, which will be $600.0 million, plus (a) the aggregate exercise price of vested options with a per share exercise price less than the per share merger consideration outstanding immediately before the Acquisition Merger, plus (b) the aggregate exercise price of the warrants outstanding immediately before the Acquisition Merger, minus (c) the aggregate amount of transaction-related bonuses paid to employees of AMH II and its subsidiaries in connection with the Acquisition Merger, minus (d) the aggregate amount of transaction-related fees payable to affiliates of Harvest Partners and Investcorp, S.A. in connection with the Acquisition Merger, minus (e) the amount (if any) by which the aggregate transaction expenses of AMH II and its subsidiaries incurred in connection with the Acquisition Merger exceed $21.6 million.

(6)	Represents the aggregate principal amount under the existing ABL facilities, AMH Holdings II, Inc.’s 20% Senior Notes due 2014, AMH Holdings, LLC’s 11.25% Senior Discount Notes due 2014, Associated Materials, LLC’s 9.875% Senior Secured Second Lien Notes due 2016 and, in each case, applicable premiums and accrued interest payable in connection with such repayment (assuming that the acquisition transactions close as of July 3, 2010). To the extent the aggregate amount of principal and accrued interest of the outstanding debt of AMH II and its subsidiaries is lower at the actual time of closing than at July 3, 2010, that may reduce the amount of the equity investment by the Hellman & Friedman investors.

(7)	Reflects our estimate of fees and expenses associated with the acquisition transactions, including placement and other financing fees and other transaction costs, as well as legal, advisory and professional fees.
Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data
The following table presents summary historical condensed consolidated financial data and other data for the three fiscal years ended January 2, 2010, for the six months ended July 4, 2009 and July 3, 2010 and on a pro forma basis for the last twelve months ended July 3, 2010. The summary historical condensed consolidated statements of operations data presented below for the fiscal years ended December 29, 2007, January 3, 2009 and January 2, 2010 and the summary historical condensed balance sheet data as of January 3, 2009 and January 2, 2010 have been derived from our audited consolidated financial statements. The summary historical condensed balance sheet data as of December 29, 2007 has been derived from audited consolidated financial statements. The summary historical condensed consolidated financial data for and as of the six months ended July 4, 2009 and July 3, 2010 have been derived from our unaudited condensed consolidated financial statements. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The summary pro forma condensed consolidated financial data for the twelve months ended July 3, 2010 have been prepared to give effect to the acquisition transactions as if they had occurred on January 4, 2009, in the case of the summary pro forma condensed consolidated statement of operations data and other data, and on July 3, 2010, in the case of the summary condensed consolidated pro forma balance sheet data. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary pro forma condensed consolidated financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if the acquisition transactions had occurred at any date, and such data do not purport to project the results of operations for any future period.

						Pro Forma
				Six Months		Twelve Months
	Fiscal Year Ended			Ended		Ended
	December 29,	January 3,	January 2,	July 4,	July 3,	July 3,
	2007	2009	2010	2009	2010	2010
	(in thousands, except for ratios)

Statements of operations data:
Net sales	$1,204,056	$1,133,956	$1,046,107	$447,301	$532,559	$1,131,365
Cost of sales	899,839	859,107	765,691	339,067	392,262	820,927
Gross profit	304,217	274,849	280,416	108,234	140,297	310,438
Selling, general and administrative expenses	208,001	212,025	204,610	99,795	101,070	227,055
Manufacturing restructuring costs	—	1,783	5,255	5,255	—	—
Income from operations	96,216	61,041	70,551	3,184	39,227	83,383
Interest expense, net	81,087	82,567	77,352	41,636	37,491	74,828
Net gain on debt extinguishments	—	—	(29,665)	(28,051)	—	(1,614)
Foreign currency (gain) loss	(227)	1,809	(184)	(222)	(52)	(14)
Income (loss) before income taxes	15,356	(23,335)	23,048	(10,179)	1,788	10,183
Income taxes (benefit)	7,051	53,062	2,390	2,254	752	(8,672)
Net income (loss)	8,305	(76,397)	20,658	(12,433)	1,036	18,855

											Pro Forma
							Six Months				Twelve Months
	Fiscal Year Ended						Ended				Ended
	December 29,		January 3,		January 2,		July 4,		July 3,		July 3,
	2007		2009		2010		2009		2010		2010
	(in thousands, except for ratios)

Statements of cash flows data:
Net cash (used in) provided by operating activities	$63,345		$7,951		$118,701		$39,888		$(19,373)
Net cash used in investing activities	(13,175)		(11,473)		(8,733)		(2,381)		(8,263)
Net cash provided by (used in) financing activities	(45,012)		(10,371)		(62,338)		(28,263)		4,894
Other data:
Depreciation and amortization	22,062		22,698		22,169		10,945		11,266		$49,104
Capital expenditures	12,393		11,498		8,733		2,381		8,263		14,615
EBITDA (1)	118,505		81,930		122,569		42,402		50,545		134,115
Balance sheet data (at end of period):
Cash and cash equivalents	21,603		6,709		55,905		15,811		32,192		10,000
Working capital (2)	163,444		172,857		139,334		139,754		152,231		185,575
Total assets	802,461		752,466		762,129		775,516		827,661		1,843,336
Total debt	702,285		745,762		675,360		701,466		680,487		800,000
Stockholders’ equity (deficit)	(254,477)		(356,866)		(325,205)		(366,045)		(324,628)		517,071
Certain credit statistics:
Adjusted EBITDA (1)	122,406		89,813		116,830		28,438		55,444		143,836
Cash interest expense											71,026
Ratio of total debt to Adjusted EBITDA											5.56	x
Ratio of Adjusted EBITDA to cash interest expense											2.03	x
Ratio of earnings to fixed charges (3)	1.17	x	0.75	x	1.26	x	0.78	x	1.04	x	1.12	x

(1)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. We consider EBITDA and Adjusted EBITDA to be important indicators of our operational strength and performance of our business. We have included Adjusted EBITDA because it is a key financial measure used by our management to (i) assess our ability to service our debt or incur debt and meet our capital expenditure requirements; (ii) internally measure our operating performance; and (iii) determine our incentive compensation programs. In addition, our new ABL facilities and the indenture governing the notes are expected to have certain covenants that apply ratios utilizing this measure of Adjusted EBITDA. EBITDA and Adjusted EBITDA have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA as presented by us may not be comparable to similarly titled measures reported by other companies. EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of our operating results or net cash provided by operating activities (as determined in accordance with GAAP) as a measure of our liquidity.

The reconciliation of our net income to EBITDA and Adjusted EBITDA is as follows:

						Pro Forma
				Six Months		Twelve Months
	Fiscal Year Ended			Ended		Ended
	December 29,	January 3,	January 2,	July 4,	July 3,	July 3,
	2007	2009	2010	2009	2010	2010
	(in thousands)

Net income (loss)	$8,305	$(76,397)	$20,658	$(12,433)	$1,036	$18,855
Interest expense, net	81,087	82,567	77,352	41,636	37,491	74,828
Income taxes (benefit)	7,051	53,062	2,390	2,254	752	(8,672)
Depreciation and amortization	22,062	22,698	22,169	10,945	11,266	49,104

EBITDA	118,505	81,930	122,569	42,402	50,545	134,115
Net gain on debt extinguishments (a)	—	—	(29,665)	(28,051)	—	(1,614)
Management fees (b)	1,300	1,372	1,400	694	447	—
Restructuring costs (c)	961	2,642	5,838	5,256	272	854
Impairments and write-offs (d)	—	2,060	1,130	263	27	894
Employee termination costs (e)	699	—	1,182	—	—	1,182
Transaction expenses (f)	1,168	—	—	—	1,263	—
Bank fees (g)	—	—	142	81	50	111
Other normalizing and unusual items (h)	—	—	6,429	2,801	2,289	5,917
Foreign currency (gain) loss (i)	(227)	1,809	(184)	(222)	(52)	(14)
Pro forma cost savings (j)	—	—	7,989	5,214	603	3,378
Purchase accounting adjustments (k)	—	—	—	—	—	(987)

Adjusted EBITDA	$122,406	$89,813	$116,830	$28,438	$55,444	$143,836

(a)	Represents net gains on debt extinguishments.

(b)	Represents (i) amortization of a prepaid management fee paid to Investcorp International Inc. in connection with a December 2004 recapitalization transaction of $0.5 million for the fiscal years ended December 29, 2007, January 3, 2009 and January 2, 2010 (which management fee was fully amortized as of January 2, 2010) and (ii) management fees paid to Harvest Partners.

(c)	Represents the following restructuring charges: (i) asset impairment costs, inventory markdown costs (included in cost of sales) and manufacturing equipment relocation costs of $2.6 million in connection with relocating a portion of our vinyl siding production from Ennis, Texas to West Salem, Ohio and Burlington, Ontario during 2008, (ii) $5.3 million and $0.2 million of lease costs associated with our discontinued use of the warehouse facility adjacent to the Ennis manufacturing plant during 2009 reflected in 2009 and the first half of 2010, respectively, and (iii) legal and accounting fees in connection with tax restructuring projects of $1.0 million, $0.5 million and $0.1 million for 2007, the second half of 2009 and the first half of 2010, respectively.

(d)	Represents impairments and write-offs of assets other than by sale principally including (i) $1.8 million during 2008 as a result of executing enhanced controls surrounding the physical verification of assets, (ii) $0.2 million and $0.4 million related to new product start-up issues during the first half and second half of 2009, respectively, and (iii) $0.4 million of software write-offs due to changes in our information technology and business strategies during the second half of 2009.

(e)	Represents $1.2 million reflected in the second half of 2009 for employee termination costs as a result of workforce reductions in connection with our overall cost reduction initiatives, and $0.7 million reflected in 2007 for separation costs, including payroll taxes, related to the resignation of Mr. Deighton, our former Chief Operating Officer.

(f)	Represents $1.2 million of legal and accounting fees incurred in connection with an unsuccessful bid for an acquisition target during 2007 and $1.3 million incurred during the first half of 2010 for advisory fees for strategic capital structure advice.

(g)	Represents bank audit fees incurred under our existing ABL facilities.

(h)	Represents the following:

	Fiscal Year			Pro Forma Twelve
	Ended	Six Months Ended		Months Ended
	January 2,	July 4,	July 3,	July 3,
	2010	2009	2010	2010
	(in thousands)

Professional fees (i)	$1,285	$573	$1,900	$2,612
Excess severance costs (ii)	910	903	389	396
Unusual bad debt expense (iii)	4,234	3,762	—	472
Normalized bonus expense (iv)	—	(2,437)	—	2,437

Total	$6,429	$2,801	$2,289	$5,917

(i)	Represents management’s estimate of non-recurring consulting fees.

(ii)	Represents management’s estimates for excess severance expense due primarily to unusual changes within senior management.

(iii)	Represents management’s estimate of unusual bad debt expense based on historical averages from 2004 through 2008.

(iv)	Represents management’s estimate of bonus expense in excess of normalized bonus levels accrued disproportionately in the second half of 2009 based on the timing of revenue and earnings.

(i)	Represents unrealized currency transaction/translation gains, including on currency exchange hedging agreements.

(j)	Represents the following:

	Fiscal Year	Six Months		Pro Forma Twelve
	Ended	Ended		Months Ended
	January 2,	July 4,	July 3,	July 3,
	2010	2009	2010	2010
	(in thousands)

Savings from headcount reductions (i)	$2,975	$2,975	$—	$—
Insourcing glass production savings (ii)	3,735	1,632	462	2,565
Procurement savings (iii)	1,279	607	141	813

Total	$7,989	$5,214	$603	$3,378

(i)	Represents savings from headcount reductions as a result of general economic conditions.

(ii)	Represents management’s estimate of cost savings that could have resulted from producing glass in-house at our Cuyahoga Falls, Ohio window facility had such production started on January 4, 2009.

(iii)	Represents management’s estimate of cost savings that could have resulted from entering into our leveraged procurement program with an outside consulting firm had such program been entered into on January 4, 2009.

(k)	Represents the impact of purchase accounting on pension expense.

(2)	Working capital is defined as current assets minus current liabilities.

(3)	The ratio of earnings to fixed charges is computed by dividing income (or loss) from continuing operations before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, and preferred stock dividends or accretion on preferred stock by fixed charges. Fixed charges consist of interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable) and the portion of rental expense that is representative of interest.
Risk Factors
Risks Related to the Notes and this Offering
          Our substantial level of indebtedness could adversely affect our financial condition. After completing the acquisition transactions, we will have a substantial amount of indebtedness, which will require significant interest payments. After giving effect to the acquisition transactions on a pro forma basis, we and our subsidiaries would have had approximately $800.0 million of indebtedness as of July 3, 2010, and estimated interest expense for the twelve months ended July 3, 2010 would have been approximately $74.8 million.
          Our substantial level of indebtedness could have important consequences, including the following:

•	we must use a substantial portion of our cash flow from operations to pay interest and principal on our new ABL facilities, the notes and other indebtedness, which reduces funds available to us for other purposes such as working capital, capital expenditures, other general corporate purposes and potential acquisitions;

•	our ability to refinance such indebtedness or to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	we are exposed to fluctuations in interest rates because our new ABL facilities will have a variable rate of interest;

•	our leverage may be greater than that of some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in responding to current and changing industry and financial market conditions;

•	we may be more vulnerable to the current economic downturn and adverse developments in our business; and

•	we may be unable to comply with financial and other restrictive covenants in our new ABL facilities, the notes and other indebtedness, as applicable, some of which will require the obligor to maintain specified financial ratios and will limit our ability to incur additional debt and sell assets, which could result in an event of default that, if not cured or waived, would have an adverse effect on our business and prospects and could result in bankruptcy.
          Our ability to access funding under our new ABL facilities will depend upon, among other things, the absence of a default under the facilities, including any default arising from a failure to comply with the related covenants. If we are unable to comply with our covenants under our new ABL facilities, our liquidity may be adversely affected.
          As of July 3, 2010, after giving effect to the acquisition transactions on a pro forma basis, approximately $70.0 million of our debt would have been variable rate debt and the effect of a 0.5% increase or decrease in interest rates would increase or decrease such total annual interest expense by $0.4 million.
          Our ability to meet expenses, to remain in compliance with our covenants under our debt instruments and to make future principal and interest payments in respect of our debt depends on, among other things, our operating performance, competitive developments and financial market conditions, all of which are significantly affected by financial, business, economic and other factors. We are not able to control many of these factors. Given current industry and economic conditions, our cash flow may not be sufficient to allow us to pay principal and interest on our debt, including the notes, and meet our other obligations.
We may be able to incur more indebtedness, in which case the risks associated with our substantial leverage, including our ability to service our indebtedness, would increase. In addition, the value of your rights to the collateral would be reduced by any increase in the indebtedness secured by the collateral.
          The indenture relating to the notes and our new ABL facilities will permit, subject to specified conditions and limitations, the incurrence of a significant amount of additional indebtedness. As of July 3, 2010, after giving effect to the acquisition transactions on a pro forma basis, we would have been able to incur an additional $155.0 million of indebtedness under our new ABL facilities (without giving effect to letters of credit outstanding and borrowing base limitations). If we or our parent companies incur additional debt, the risks associated with this substantial leverage and the ability to service such debt would increase.
          In addition, we may be permitted to incur additional indebtedness under the indenture secured by an equal and ratable lien on the collateral or, with respect to the ABL Collateral and under certain other exceptions, or by a lien with senior priority to the lien on collateral securing the notes. To the extent that holders of other secured indebtedness or other third parties hold liens (including statutory liens), whether or not permitted by the indenture governing the notes, such holders or other third parties may have rights and remedies with respect to the collateral securing the notes that, if exercised, could reduce the proceeds available to satisfy the obligations under the notes.
The indenture for the notes and our new ABL facilities will impose significant operating and financial restrictions on us.
          The indenture for the notes and our new ABL facilities, as applicable, will impose, and the terms of any future debt may impose, significant operating and financial restrictions on us. These restrictions, among other things, will limit our ability and that of our subsidiaries to:
•	pay dividends or distributions, repurchase equity, prepay junior debt and make certain investments;

•	incur additional debt or issue certain disqualified stock and preferred stock;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	incur liens on assets;

•	merge or consolidate with another company or sell all or substantially all assets;

•	enter into transactions with affiliates; and

•	allow to exist certain restrictions on the ability of subsidiaries to pay dividends or make other payments to us.
          In addition, if our borrowing availability under our new ABL facilities is below specified levels, we will be subject to compliance with a fixed charge coverage ratio.
          All of these covenants may adversely affect our ability to finance our operations, meet or otherwise address our capital needs, pursue business opportunities, react to market conditions or otherwise restrict activities or business plans. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.
Risks Related to Our Business
Conditions in the housing market and economic conditions generally have affected and may continue to affect our operating performance.

          Our business is largely dependent on home improvement (including repair and remodeling) activity and new home construction activity levels in the United States and Canada. Low levels of consumer confidence, downward pressure on home prices, disruptions in credit markets limiting the ability of consumers to finance home improvements and consumer deleveraging, among other things, have been affecting and may continue to affect investment in existing homes in the form of renovations and home improvements. The new home construction market has also undergone a downturn marked by declines in the demand for new homes, an oversupply of new and existing homes on the market and a reduction in the availability of financing for homebuyers. These industry conditions and general economic conditions have had and may continue to have an adverse impact on our business.
Continued disruption in the financial markets could negatively affect us.
          We, our customers and our suppliers rely on stable and efficient financial markets. Availability of financing depends on the lending practices of financial institutions, financial and credit markets, government policies, and economic conditions, all of which are beyond our control. The credit markets and the financial services industry have recently experienced significant disruptions, characterized by the bankruptcy and failure of several financial institutions and severe limitations on credit availability. A prolonged continuation of adverse economic conditions and disrupted financial markets could compromise the financial condition of our customers and suppliers. Customers may not be able to pay, or may delay payment of, accounts receivable due to liquidity and financial performance issues or concerns affecting them or due to their inability to secure financing. Suppliers may modify, delay or cancel projects and reduce their levels of business with us. In addition, the weakened credit markets may also impact the ability of the end consumer to obtain any needed financing to purchase our products, resulting in a reduction in overall demand, and consequently negatively impact our sales levels. Furthermore, continued disruption in the financial markets could adversely affect our ability to refinance indebtedness when required.
We have substantial fixed costs and, as a result, operating income is sensitive to changes in net sales.
          We operate with significant operating and financial leverage. Significant portions of our manufacturing, selling, general and administrative expenses are fixed costs that neither increase nor decrease proportionately with sales. In addition, a significant portion of our interest expense is fixed. There can be no assurance that we would be able to further reduce our fixed costs in response to a decline in net sales. As a result, a decline in our net sales could result in a higher percentage decline in our income from operations.
Changes in raw material costs and the availability of raw materials and finished goods could adversely affect our profit margins.
          The principal raw materials used by us are vinyl resin, aluminum, steel, resin stabilizers and pigments, glass, window hardware and packaging materials, all of which have historically been subject to price changes. Raw material pricing on certain of our key commodities has fluctuated significantly over the past several years. In response, we have announced price increases over the past several years on certain of our product offerings to offset inflation in raw materials and continually monitor market conditions for price changes as warranted. Our ability to maintain gross margin levels on our products during periods of rising raw material costs depends on our ability to obtain selling price increases. Furthermore, the results of operations for individual quarters can and have been negatively impacted by a delay between the timing of raw material cost increases and price increases on our products. There can be no assurance that we will be able to maintain the selling price increases already implemented or achieve any future price increases.

          Additionally, we rely on our suppliers for deliveries of raw materials and finished goods. If any of our suppliers were unable to deliver raw materials or finished goods to us for an extended period of time, we may not be able to procure the required raw materials or finished goods through other suppliers without incurring an adverse impact on our operations. Even if acceptable alternatives were found, the process of locating and securing such alternatives might be disruptive to our business, and any such alternatives could result in increased costs for us. Extended unavailability of necessary raw materials or finished goods could cause us to cease manufacturing or distributing one or more of our products for an extended period of time.
The unavailability, reduction or elimination of government and economic incentives could adversely affect demand for our products.
          In response to economic conditions and declines in the housing market, as well as public attention to energy consumption, the federal government and various state governments have initiated tax credits and other programs intended to promote home purchases and the investment in energy-compliant home improvement products. There can be no assurance that government responses to the disruptions in the financial markets will restore consumer confidence, stabilize the markets or increase liquidity and the availability of credit, or whether any such results will be sustainable. Nor can there be any assurance regarding the impact of such programs on the purchase of energy-compliant home improvement products. Further, these programs are expected to wind down over time. For example, the California first-time home buyer tax credit ended recently due to the available funds being exhausted; the federal home buyer tax credit program requires home purchase contracts to have been signed by April 30, 2010 and to be closed by September 30, 2010; and the current program of federal tax credits for energy efficiency is currently set to expire December 31, 2010. We cannot ensure that the housing markets will not decline further as these programs are phased out, and the phase-out or reduction of these programs may reduce demand for our products.
Risks associated with our ability to continuously improve organizational productivity and supply chain efficiency and flexibility could adversely affect our business, either in an environment of potentially declining market demand or one that is volatile or resurging.
          We need to continually evaluate our organizational productivity and supply chains and assess opportunities to reduce costs and assets. We must also enhance quality, speed and flexibility to meet changing and uncertain market conditions. Our success also depends in part on refining our cost structure and supply chains to promote a consistently flexible and low cost supply chain that can respond to market pressures to protect profitability and cash flow or ramp up quickly to effectively meet demand. Failure to achieve the desired level of quality, capacity or cost reductions could impair our results of operations. Despite proactive efforts to control costs and improve production in our facilities, competition could still result in lower operating margins and profitability.
Our business is seasonal and can be affected by inclement weather conditions, which could affect the timing of the demand for our products and cause reduced profit margins when such conditions exist.
          Markets for our products are seasonal and can be affected by inclement weather conditions. Historically, our business has experienced increased sales in the second and third quarters of the year due to increased remodeling and construction activity during those periods.
          Because much of our overhead and expenses are fixed throughout the year, our operating profits tend to be lower in the first and fourth quarters. Inclement weather conditions can affect the timing of when our products are applied or installed, causing reduced profit margins when such conditions exist.

Our industry is highly competitive.
          The markets for our products and services are highly competitive. We seek to distinguish ourselves from other suppliers of residential building products and to sustain our profitability through a business strategy focused on increasing sales at existing supply centers, selectively expanding our supply center network, increasing sales through independent specialty distributor customers, developing innovative new products, expanding sales of third-party manufactured products through our supply center network, and driving operational excellence by reducing costs and increasing customer service levels. We believe that competition in the industry is based on price, product and service quality, customer service and product features. Sustained increases in competitive pressures could have an adverse effect on results of operations and negatively impact sales and margins.
Consolidation of our customers could adversely affect our business, financial condition and results of operations.
          Though larger customers can offer efficiencies and unique product opportunities, consolidation increases their size and importance to our business. These larger customers can make significant changes in their volume of purchases and seek price reductions. Consolidation could adversely affect our margins and profitability, particularly if we were to lose a significant customer. In 2008, 2009 and the six months ended July 3, 2010, sales to our largest customer and its licensees represented approximately 11%, 13% and 13% of net sales, respectively. The loss of a substantial portion of sales to this customer could have a material adverse effect on our business, financial condition and results of operations.
Our failure to attract and retain qualified personnel could adversely affect our business.
          Our success depends in part on the efforts and abilities of our senior management and key employees. Their motivation, skills, experience and industry contacts significantly benefit our operations and administration. The failure to attract, motivate and retain members of our senior management and key employees could have a negative effect on our results of operations. In particular, the departure of members of our senior management could cause us to lose customers and reduce our net sales, lead to employee morale problems and the loss of key employees or cause production disruptions.
We have significant goodwill and other intangible assets, which if impaired, could require us to incur significant charges.
          As of July 3, 2010, after giving effect to the acquisition transactions on a pro forma basis, we would have had approximately $540.7 million of goodwill and $732.4 million of other intangible assets, net. The value of these assets is dependent, among other things, upon our future expected operating results. We are required to test for impairment of these assets annually or when factors indicating impairment are present, which could result in a write down of all or a significant portion of these assets. Any future write down of goodwill and other intangible assets could have an adverse effect on our financial condition, and on the results of operations for the period in which the impairment charge is incurred.
The future recognition of our deferred tax assets is uncertain, and assumptions used to determine the amount of our deferred tax asset valuation allowance are subject to revision based on changes in tax laws and variances between future expected operating performance and actual results.
          Our inability to realize deferred tax assets may have an adverse effect on our consolidated results of operations and financial condition. We recognize deferred tax assets and liabilities for the future tax consequences related to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for tax credits. We evaluate our deferred tax assets for recoverability based on available evidence, including assumptions about future profitability.
          During the fourth quarter of 2009, we reduced our total valuation allowance by $10.5 million to $62.4 million. Our total valuation allowance of $62.4 million as of July 3, 2010 is based on the uncertainty of the future realization of deferred tax assets. This reflects our assessment that a portion of our deferred tax assets could expire unused if we are unable to generate taxable income in the future sufficient to utilize them, or we enter into one or more transactions that limit our ability to realize all of our deferred tax assets. The assumptions used to make this determination are subject to revision based on changes in tax laws or variances between our future expected operating performance and actual results. As a result, significant judgment is required in assessing the possible need for a deferred tax asset valuation allowance. If we determined that we would not be able to realize all or a portion of the deferred tax assets in the future, we would further reduce our deferred tax asset through a charge to earnings in the period in which the determination was made. Any such charge could have an adverse effect on our consolidated results of operations and financial condition.
          The acquisition transactions, including the related refinancing of our outstanding debt, are expected to create tax deductions of approximately $345 million to $360 million, although no assurances can be made that such deductions will be sustained if audited. These tax deductions are expected to create refunds of approximately $3 million for previously paid U.S. federal income taxes with the remaining tax deductions carried forward to reduce future taxable income. We expect to record additional deferred tax assets related to these loss carryforwards, and we are currently evaluating whether and to what extent to record a valuation allowance with respect to any such deferred tax assets.
We are subject to foreign exchange risk as a result of exposures to changes in currency exchange rates between the United States and Canada.
          We are exposed to exchange rate fluctuations between the Canadian dollar and U.S. dollar. We realize revenues from sales made through Gentek’s Canadian distribution centers in Canadian dollars. The exchange rate of the Canadian dollar to the U.S. dollar has been at or near historic highs in recent years. In the event that the Canadian dollar weakens in comparison to the U.S. dollar, earnings generated from Canadian operations will translate into reduced earnings on our consolidated statement of operations reported in U.S. dollars. In addition, our Canadian subsidiary also records certain accounts receivable and accounts payable accounts, which are denominated in U.S. dollars. Foreign currency transactional gains and losses are realized upon settlement of these obligations.
After the acquisition transactions, we will be controlled by affiliates of Hellman & Friedman LLC, whose interests may be different than the interests of other holders of our securities.
          By reason of their majority ownership interest in Parent, which will be our indirect parent company upon completion of the acquisition transactions, Hellman & Friedman LLC and its affiliates have the ability to designate a majority of the members of the Board of Directors. Hellman & Friedman LLC and its affiliates are able to control actions to be taken by us, including amendments to our certificate of incorporation and bylaws and the approval of significant corporate transactions, including mergers, sales of substantially all of our assets, distributions of our assets, the incurrence of indebtedness and any incurrence of liens on our assets. The interests of Hellman & Friedman LLC and its affiliates may be materially different than the interests of our other stakeholders. For example, Hellman & Friedman LLC and its affiliates may cause us to take actions or pursue strategies that could impact our ability to make payments under the indenture governing the notes and our new ABL facilities or that cause a change of control. In addition, to the extent permitted by the indenture governing the notes and our new

ABL facilities, Hellman & Friedman LLC and its affiliates may cause us to pay dividends rather than make capital expenditures.
We could face potential product liability claims relating to products we manufacture or distribute.
          We face a business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in injury or other adverse effects. We currently maintain product liability insurance coverage, but we may not be able to obtain such insurance on acceptable terms in the future, if at all, or any such insurance may not provide adequate coverage against potential claims. Product liability claims can be expensive to defend and can divert management and other personnel for months or years regardless of the ultimate outcome. An unsuccessful product liability defense could have an adverse effect on our business, financial condition, results of operations or business prospects or ability to make payments on our indebtedness when due.
We may incur significant, unanticipated warranty claims.
          Consistent with industry practice, we provide to homeowners limited warranties on certain products. Warranties are provided for varying lengths of time, from the date of purchase up to and including lifetime. Warranties cover product failures such as stress cracks and seal failures for windows and fading and peeling for siding products, as well as manufacturing defects. Liabilities for future warranty costs are provided for annually based on management’s estimates of such future costs, which are based on historical trends and sales of products to which such costs relate. To the extent that our estimates are inaccurate and we do not have adequate warranty reserves, our liability for warranty payments could have a material impact on our financial condition and results of operations.
Potential liabilities and costs from litigation could adversely affect our business, financial condition and results of operations.
          We are, from time to time, involved in various claims, litigation matters and regulatory proceedings that arise in the ordinary course of our business and that could have a material adverse effect on us. These matters may include contract disputes, personal injury claims, warranty disputes, environmental claims or proceedings, other tort claims, employment and tax matters and other proceedings and litigation, including class actions.
          Increasingly, home builders, including our customers, are subject to construction defect and home warranty claims in the ordinary course of their business. Our contractual arrangements with these customers typically include the agreement to indemnify them against liability for the performance of our products or services or the performance of other products that we install. These claims, often asserted several years after completion of construction, frequently result in lawsuits against the home builders and many of their subcontractors and suppliers, including us, requiring us to incur defense costs even when our products or services may not be the principal basis for the claims.
          Although we intend to defend all claims and litigation matters vigorously, given the inherently unpredictable nature of claims and litigation, we cannot predict with certainty the outcome or effect of any claim or litigation matter, and there can be no assurance as to the ultimate outcome of any such matter.
          We maintain insurance against some, but not all, of these risks of loss resulting from claims and litigation. We may elect not to obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. The levels of insurance we maintain may not be adequate to fully cover any and all losses or liabilities. If any significant accident, judgment, claim or other event is not fully insured or indemnified against, it could have a material adverse impact on our business, financial condition and results of operations.
          On September 20, 2010, Associated Materials, LLC and Gentek Building Products, Inc. were named as defendants in an action filed in the United States District Court for the Northern District of Ohio, captioned Eliason v. Gentek Building Prods., Inc. The complaint was filed by three individual plaintiffs on behalf of themselves and a putative nationwide class of owners of steel and aluminum siding products manufactured by Associated Materials and Gentek or their predecessors. The plaintiffs assert a breach of express and implied warranty, along with related causes of action, claiming that an unspecified defect in the siding causes paint to peel off the metal and that Associated Materials and Gentek have failed adequately to honor their warranty obligations to repair, replace or refinish the defective siding. Plaintiffs seek unspecified actual and punitive damages, restitution of monies paid to the defendants and an injunction against the claimed unlawful practices, together with attorneys’ fees, costs and interest. As this action was only very recently filed, no proceedings have yet occurred in this case. We plan to vigorously defend this action, on the merits and by opposing class certification.
A material weakness in our internal control over financial reporting was identified in connection with our financial statements for the year ended January 2, 2010. Material weaknesses in our internal controls over financial reporting were previously identified in connection with our financial statements for the second quarter ended July 4, 2009 and remediated prior to the fiscal year end. If we fail to maintain effective internal control over financial reporting at a reasonable assurance level, we may not be able to accurately report our financial results or prevent fraud, which could have a material adverse effect on our operations, investor confidence in our business and the trading prices of our securities.
          Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. As of January 2, 2010, our management determined that we did not maintain effective controls over the completeness and accuracy of the income tax provision and the related balance sheet accounts. Our income tax accounting in 2009 had significant complexity due to multiple debt transactions during the year including the restructuring of debt at a direct parent company, the impact of repatriation of foreign earnings and the related foreign tax credit calculations and changes in the valuation allowance for deferred tax assets. Specifically, our controls over the processes and procedures related to the calculation and review of the annual tax provision were not adequate to ensure that the income tax provision was prepared in accordance with generally accepted accounting principles. Additionally, these control deficiencies could result in a misstatement of the income tax provision, the related balance sheet accounts and note disclosures that would result in a material misstatement to the annual consolidated financial statements that would not be prevented or detected. Accordingly, management concluded as a result of these control deficiencies that a material weakness in our internal control over financial reporting existed as of January 2, 2010. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
          We engaged an independent public accounting firm (other than our auditors, Deloitte & Touche LLP) during the first and second quarters of 2010 to perform additional detail reviews of complex transactions, the income tax calculations and disclosures and to advise us on matters beyond our in-house expertise. The accounting firm performed a review of the income tax calculations and disclosures for the quarters ended April 3, 2010 and July 3, 2010.

          Management will continue to evaluate the design and effectiveness of the enhanced internal controls, and once placed in operation for a sufficient period of time, these internal controls will be subject to appropriate testing in order to determine whether they are operating effectively.
          Testing related to the annual tax provision calculations and disclosure reviews will be conducted during the year-end financial close. Until the appropriate testing of the change in controls from these enhanced internal controls is complete, management will continue to perform the evaluations and analyses believed to be adequate to provide reasonable assurance that there are no material misstatements of our consolidated financial statements.
          Management determined during the second quarter of 2009 that we did not maintain operating effectiveness of certain internal controls over financial reporting for establishing our allowance for doubtful accounts, the deferral of revenue for specific customer shipments until collectability is reasonably assured, and accounting for restructuring costs. Management concluded that as a result of these control deficiencies, a material weakness in our internal control over financial reporting existed as of July 4, 2009.
          During the third quarter of 2009, management substantially completed the remediation efforts and the following remediation actions were implemented by us to ensure the accuracy of our consolidated financial statements and prevent or detect potential material misstatements on a timely basis. We enhanced documentation supporting our allowance for doubtful accounts and review of past due customer accounts. In August 2009, we hired a Vice President-National Credit Manager, reporting directly to the Chief Financial Officer, who works directly with the financial reporting staff as part of the processes related to the review and assessment of past due customer accounts, the required allowance for doubtful accounts, and the identification of revenue for which deferral treatment is appropriate. Additionally, we enhanced our internal review procedures for accounting for restructuring costs and other non-recurring items.
          During the fourth quarter of 2009, these revised internal controls and procedures were tested and determined to be operating effectively. As a result, management has concluded as of January 2, 2010 that we have remediated the material weakness identified during the second quarter related to the operating effectiveness of certain internal controls over financial reporting for establishing our allowance for doubtful accounts, the deferral of revenue for specific customer shipments until collectability is reasonably assured, and accounting for restructuring costs.
          We cannot assure that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in additional material weaknesses, and cause us to fail to timely meet our periodic reporting obligations or result in material misstatements in our financial statements. The existence of a material weakness could result in errors in our financial statements that could result in a restatement of financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information.
We are subject to various environmental statutes and regulations, which may result in significant costs.
          Our operations are subject to various U.S. and Canadian environmental statutes and regulations, including those relating to: materials used in our products and operations; discharge of pollutants into the air, water and soil; treatment, transport, storage and disposal of solid and hazardous wastes; and remediation of soil and groundwater contamination. Such laws and regulations may also impact the cost and availability of materials used in manufacturing our products. Our facilities are subject to investigations by governmental regulators, which occur from time to time. While our management does not currently expect the costs of compliance with environmental requirements to increase materially, future expenditures may increase as compliance standards and technology change.
          Also, we cannot be certain that we have identified all environmental matters giving rise to potential liability. Our past use of hazardous materials, releases of hazardous substances at or from currently or formerly owned or operated properties, newly discovered contamination at any of our current or formerly owned or operated properties or at off-site locations such as waste treatment or disposal facilities, more stringent future environmental requirements (or stricter enforcement of existing requirements), or our inability to enforce indemnification agreements, could result in increased expenditures or liabilities which could have an adverse effect on our business and financial condition. Any final judgment in an environmental proceeding entered against us or our subsidiaries that is greater than $25.0 million and is unpaid, undischarged and unstayed for a period of more than 60 days after becoming final would be an event of default in the indenture governing the notes.
Legislative or regulatory initiatives related to global warming / climate change concerns may negatively impact our business.
          Recently, there has been an increasing focus and continuous debate on global climate change including increased attention from regulatory agencies and legislative bodies. This increased focus may lead to new initiatives directed at regulating an unspecified array of environmental matters. Legislative, regulatory or other efforts in the United States to combat climate change could result in future increases in the cost of raw materials, taxes, transportation and utilities for us and our suppliers which would result in higher operating costs for us. However, our management is unable to predict at this time the potential effects, if any, that any future environmental initiatives may have on our business.
          Additionally, the recent legislative and regulatory responses related to climate change could create financial risk. Many governing bodies have been considering various forms of legislation related to greenhouse gas emissions. Increased public awareness and concern may result in more laws and regulations requiring reductions in or mitigation of the emission of greenhouse gases. Our facilities may be subject to regulation under climate change policies introduced within the next few years. There is a possibility that, when and if enacted, the final form of such legislation could increase our costs of compliance with environmental laws. If we are unable to recover all costs related to complying with climate change regulatory requirements, it could have a material adverse effect on our results of operations.
Declining returns in the investment portfolio of our defined benefit pension plans and changes in actuarial assumptions could increase the volatility in our pension expense and require us to increase cash contributions to the plans.
          We sponsor a number of defined benefit pension plans for our employees in the United States and Canada. Pension expense for the defined benefit pension plans sponsored by us is determined based upon a number of actuarial assumptions, including expected long-term rates of return on assets and discount rates. The use of these assumptions makes our pension expense and our cash contributions subject to year-to-year volatility. Declines in market conditions, changes in pension law and uncertainties regarding significant assumptions used in the actuarial valuations can have a material impact on future required contributions to our pension plans and could result in additional charges to equity and an increase in future pension expense and cash contributions.

Liquidity and Capital Resources After the Acquisition Transactions
          We believe that current cash and short-term investments, cash flows from operations and borrowing capacity under our new ABL facilities (subject to borrowing base availability) will satisfy our working capital and capital expenditure requirements through 2011. At some point in the future, we may require additional funds for either operating or strategic purposes and may seek to raise the additional funds through public or private debt or equity financing. If we ever need to seek additional financing, there is no assurance that this additional financing will be available, or if available, will be on reasonable terms and not legally or structurally senior to or on parity with the notes.
          After consummation of the acquisition transactions, we will be highly leveraged. As of July 3, 2010, on a pro forma basis, after giving effect to the acquisition transactions, we would have had outstanding $800.0 million of total indebtedness. Our borrowing capacity under our new ABL facilities as of July 3, 2010 on a pro forma basis would have been approximately $109 million, after giving effect to expected borrowing base limitations and approximately $9.1 million of outstanding letters of credit. Our liquidity requirements will be significant, primarily due to debt service requirements. On a pro forma basis, after giving effect to the acquisition transactions, our cash interest expense for the twelve months ended July 3, 2010 would have been $71.0 million.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS, LLC
DATE: September 29, 2010	By:	/s/ Stephen E. Graham
Stephen E. Graham
Vice President—Chief Financial Officer Treasurer and Secretary